Filed Under Rule 424(b)(3) Registration No. 333-65894

Prospectus Supplement No. 4
to
Prospectus Dated July 26, 2001

     AUTHENTIDATE HOLDING CORP.

     SELLING SECURITY HOLDERS

     The table set forth in the section of the prospectus dated July 26, 2001 entitled “Selling Security Holders” is hereby updated by this prospectus supplement to list additional persons who are employees of Authentidate Holding Corp and are considered affiliates of the registrant that have previously been granted options pursuant to Authentidate Holding Corp.’s 2000 Employee Stock Option Plan. These Selling Security Holders may in the future acquire shares of common stock upon the exercise of options granted under our 2000 Employee Stock Option Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so. You should read this prospectus supplement in conjunction with the prospectus dated July 26, 2001, as previously supplemented, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The information in the following table is presented as of April 5, 2004 and supplements the information in the table appearing under the heading “Selling Security Holders” beginning on page 18 of the prospectus dated July 26, 2001, including any amendments or supplements thereto, and was provided by or on behalf of the selling security holders. The following table sets forth as to the Selling Security Holders listed below:

•	the number of shares of our common stock that the Selling Security Holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

•	the number of shares of our common stock that may be offered for resale for the Selling Security Holder’s accounts under this prospectus; and

•	the number and percent of shares of our common stock to be held by the Selling Security Holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares. Such persons may resell all, a portion, or none of such shares.

Name of Selling Security Holder	Shares/Option Shares Beneficially Owned Prior to Offering	Option Shares Offered		Shares/Option Shares Owned After Offering	Percentage of Shares Owned After Offering (1)

Jan C. E. Wendenburg	3,390/240,000	240,000	(2)	3,390/0	**
Jeffrey Frankel	30,000/55,000	55,000	(2)	30,000/0	**

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**	Percentage is less than 1%.
(1)	Percentage based on 32,720,995 shares outstanding as of March 31, 2004.
(2)	Listed shares are underlying stock options included in this prospectus supplement.

The date of this prospectus supplement is April 5, 2004